Exhibit 10.1

NOTICE OF AND CONSENT TO TEMPORARY SALARY ADJUSTMENT

This Notice of and Consent to Temporary Salary Adjustment (this “Notice and Consent”) is made as of April 7, 2020 (the “Effective Date”) between Boot Barn Holdings, Inc., (together with its subsidiaries, “Boot Barn”) and James G. Conroy (“Executive”).

1.	Temporary Reduction and Consent

a.

As of April 12, 2020 and continuing through July 11, 2020 (the “Reduction Period”),  Boot Barn shall temporarily reduce (the “Temporary Reduction”) Executive’s base salary from an annual rate of $825,000 (the “True Base Salary”) to an annual rate of $412,500 (the “Temporary Base Salary”), representing a fifty percent (50%) reduction.

b.

Executive consents to the Temporary Reduction solely during the Reduction Period.  Executive hereby agrees that during the Reduction Period the Temporary Reduction shall not constitute an event of Good Reason as defined under Section 6 of that certain employment agreement by and between Executive and Boot Barn, dated as of April 7, 2015 (the “Employment Agreement”) nor shall it constitute a breach of the Employment Agreement.

c.

Notwithstanding the Temporary Reduction or anything to the contrary in the Employment Agreement, if Executive’s employment with Boot Barn shall terminate during the Reduction Period under circumstances that give rise to payments to the Executive under the Employment Agreement, including, without limitation, any severance or change in control payments or benefits, then Executive’s Base Salary for purposes of calculating any payments due to Executive under the Employment Agreement shall be the True Base Salary.

2.	Return to True Base Salary

a.	As of July 11, 2020, Boot Barn shall increase Executive’s base salary to the True Base Salary.

b.

If Boot Barn fails to increase Executive’s base salary to the True Base Salary not later than July 11, 2020, then such failure shall constitute an event of Good Reason under Section 6 of the Employment Agreement, and any notice period described in such Employment Agreement shall commence on July 12,  2020. In such an event, notwithstanding anything to the contrary in the Employment Agreement, Executive’s Base Salary for purposes of calculating any payments due to Executive under the Employment Agreement shall be the True Base Salary.

3.	Deferral of Fiscal Year 2020 Bonus

a.

Executive has agreed that Boot Barn may defer the payment of the Fiscal Year 2020 bonus, which Executive is otherwise entitled to receive, provided that payment shall be made no later than September 1, 2020.

4.

Miscellaneous.  This Notice and Consent shall be governed by the laws of the State of California.  This Agreement shall bind and inure to the benefit of and be enforceable by Executive, Boot Barn and their respective heirs, executors, personal representatives, successors and assigns.  Except for the Temporary Reduction, all other terms and conditions of the Employment Agreement shall remain in full force and effect.  This Notice and Consent may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. By executing this Notice and Consent, Executive acknowledges and agrees that this Notice and Consent constitutes adequate notice of the subject matter described herein, notwithstanding any notice provisions of the Employment Agreement.  This Notice and Consent does not alter or modify in any way the at-will employment status of Executive’s relationship to Boot Barn and does not confer upon Executive any right to any severance or termination payments.

IN WITNESS WHEREOF, the parties have executed this Notice and Consent as of the Effective Date.

BOOT BARN HOLDINGS, INC.

/s/ Gregory V. Hackman
Gregory V. Hackman
Chief Financial Officer

EXECUTIVE

/s/ James G. Conroy
James G. Conroy
President and Chief Executive Officer
(Principal Executive Officer)